Exhibit 10.11

STATE STREET CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS
(January 1, 2008 Restatement)

ARTICLE I
NAME AND PURPOSE OF PLAN AND DEFINITIONS

1.1
Name and Effective Date. The Plan set forth herein is an amendment, restatement and continuation of the State Street Corporation Deferred Compensation Plan for Directors, originally established effective June 19, 1975. Except as otherwise provided, this restatement shall have effect with respect to amounts earned in respect of services on or after January 1, 2008.

1.2
Deferrals Prior to 2005. Deferrals of amounts earned in respect of services prior to January 1, 2005, as to which the applicable terms and conditions have not been materially modified on or after October 4, 2004, shall remain subject to their original terms and to the State Street Corporation Deferred Compensation Plan for Directors in effect prior to October 4, 2004.

1.3
Deferrals Prior to 2008. Deferrals not described in Section 1.2 made prior to January 1, 2008 shall be subject to the terms of the Plan as set forth herein. With respect to such deferrals, the Plan Administrator shall honor the original terms of payment, except that any reference therein to termination of employment shall be deemed to require a Separation from Service, and shall also honor any changes in time or form of payment made pursuant to available transition relief; provided, however, that any change in time or form of payment after December 31, 2008 will be subject to Section 5.4.

1.4	Definitions. Capitalized terms have the meaning set forth below unless a different meaning is required by the context:

(a)	“Account” means an account established for a Participant's benefit under Section 3.4.

(b)	“Annual Stock Award” means the annual award of shares of Stock to Directors.

(c)
“Beneficiary” means the person or persons designated by a Participant in writing, subject to such rules as the Plan Administrator may prescribe, to receive benefits under the Plan in the event of the Participant's death. In the absence of an effective designation at the time of a Participant's death, the Participant's Beneficiary shall be his or her surviving spouse or domestic partner, or if none, his or her issue per stirpes, or if none, his or her surviving parents, or if none, his or her estate.

(d)	“Board” means the Board of Directors of the Corporation.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Compensation” means a Director's Retainer Fees, Meeting Fees, and Annual Stock Award.

(g)	“Corporation” means State Street Corporation and any successor thereto.

(h)	“Deferred Compensation Agreement” means a written agreement described in Section 3.1. Each Deferred Compensation Agreement shall be in a form approved by or acceptable to the Plan Administrator.

(i)	“Director” means a director of the Corporation who is not an employee of the Corporation or of any of its subsidiaries or affiliates.

(j)
“Disabled” and “Disability,” with respect to a Participant, mean that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or that the Participant has been determined to be totally disabled by the Social Security Administration.

(k)	“Entry Date” means each January 1.

(l)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m)	“Meeting Fees” means the fees payable in cash to Directors for attendance at Board and Board committee meetings.

(n)	“Participant” means a Director who elects to participate in the Plan or who has an Account under the Plan.

(o)	“Plan” means the State Street Corporation Deferred Compensation Plan for Directors, as from time to time amended and in effect.

(p)	“Plan Administrator” means the Plan Administrator appointed pursuant to Section 6.1

(q)	“Plan Year” means the calendar year.

(r)	“Retainer Fees” means any annual retainer payable to a Director, whether payable in cash or Stock.

(s)	“Section 409A” means Section 409A of the Code, including the regulations and other applicable Internal Revenue Service guidance thereunder.

(t)
“Separation from Service” means a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from State Street and all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with State Street under Section 1.409A-1(h)(3) of the Treasury Regulations; and correlative terms shall be construed to have a corresponding meaning.

(u)	“Stock” means the common stock of the Corporation.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1
Commencement of Participation. Except as the Board otherwise determines (consistent with the requirements of Section 409A), a Director may elect, prior to any Entry Date following his or her election to the Board, to commence participation as of such Entry Date.

2.2	Termination of Participation. A Director shall remain a Participant until his or her Accounts have been fully distributed.

ARTICLE III
ELECTION TO DEFER

3.1
Deferred Compensation Agreement. Prior to the beginning of any Plan Year, a Director may elect to defer a portion of his or her Compensation in respect of services performed in such Plan Year by entering into a Deferred Compensation Agreement with respect to such Compensation. Compensation that is deferred shall be credited to one or more Accounts of the Participant as soon as practicable after the Compensation would otherwise have been paid.

3.2	Election Procedures.

(a)
Advance elections required. A Deferred Compensation Agreement must be entered into, if at all, irrevocably prior to the applicable Entry Date for the Plan Year in which the services to which the Compensation relates is to be performed (or by such earlier date as the Plan Administrator may prescribe consistent with the requirements of Section 409A). Once a Deferred Compensation Agreement becomes effective for a Plan Year, it may not be modified or revoked by the Participant.

(b)	Other requirements. Except as otherwise determined by the Plan Administrator, a new Deferred Compensation Agreement must be timely executed for each Plan Year.

3.3
Compensation to be Deferred. A Director may elect to defer either 50% or 100%, but no other or different portion or percentage, of each type of Compensation (i.e., Annual Stock Award, Meeting Fees, and Retainer Fees) which may become payable to him or her currently with respect to services as a Director during any Plan Year by entering into a Deferred Compensation Agreement with respect to 50% or 100%, as the case may be, of any such Compensation.

3.4	Accounts. The Plan Administrator shall establish an Account or Accounts for each Participant reflecting elective deferrals and any adjustments under this Section 3.4.

(a)
Stock deferrals. An Account established for a Participant in connection with the deferral of an award otherwise payable in shares of Stock shall be denominated in Stock units (each representing a share of Stock). An Account described in the immediately preceding sentence shall be equitably adjusted by the Plan Administrator to reflect any stock dividends, stock splits or combinations of shares (including a reverse stock split), recapitalizations or other changes in the Corporation's capital structure, and shall be adjusted in connection with the payment of any dividend or other distribution on the Stock to reflect the notional (hypothetical) reinvestment of the amount of the dividend or distribution in additional shares of Stock, such additional shares being treated thereafter (including with respect to subsequent dividends and distributions) in the same manner as the shares initially deferred. Any notional reinvestment shall be deemed to have been made using the closing price of the Stock on the date the dividend or other distribution was paid.

(b)
Cash deferrals. All Accounts not described in Section 3.4(a) shall be adjusted for notional (hypothetical) investment experience as described in this Section 3.4(b). The Plan Administrator shall designate for purposes of the Plan one or more investment alternatives (each, a “tracking option”), including, if the Plan Administrator so determines, a tracking option notionally invested in shares of Stock and, if the Plan Administrator so determines, a tracking option that offers a return of notional interest. Each Participant shall have the opportunity to allocate Accounts not described in Section 3.4(a) and/or additional cash deferrals among the available tracking options. Amounts allocated under the Plan to a tracking option shall be treated as notionally invested in that tracking option. In the absence of an affirmative allocation by a Participant, the Plan Administrator may designate a default tracking option and treat the Accounts and/or deferrals (or such portions thereof as shall not have been affirmatively allocated) as being notionally invested in the default tracking option. The Plan Administrator shall periodically adjust Accounts to reflect increases or decreases attributable to these notional investments, and with respect to any Account invested in a tracking option notionally invested in Stock, shall also adjust such Account in the manner described in Section 3.4(a). Except as otherwise determined by the Plan Administrator and subject to such rules as the Plan

Administrator may prescribe, a Participant may make notional investment changes once per calendar month with respect to existing deferrals and/or future deferrals. The Plan Administrator may, at the direction of the Board, at any time and from time to time, eliminate or add tracking options or substitute a new for an existing tracking option, including with respect to balances already notionally invested under the Plan. The Corporation may, but need not, purchase securities or other investments with characteristics similar to the tracking options from time to time offered under the Plan, but any such securities or other investments shall remain part of the Corporation's general assets.

3.5
Miscellaneous. The Plan Administrator shall maintain such records and prepare such reports as it considers to be necessary or appropriate to carry out the purposes of the Plan. In addition to the adjustments to Accounts referred to in Section 3.4 above, the Plan Administrator shall increase each Account to reflect additional deferrals and shall decrease the Account to reflect distributions.

ARTICLE IV
VESTING

4.1
Vesting of Accounts. All Accounts are fully vested at all times. However, the fact that an Account is fully vested shall not give a Participant or Beneficiary or any other person any right to receive the value of such Account except in accordance with the terms of the Plan.

ARTICLE V
PLAN DISTRIBUTIONS

5.1
Time of Payment; In General. Each Participant shall elect, not later than the date of each Deferred Compensation Agreement entered into, for the portion of his or her Accounts under the Plan attributable to the Compensation so deferred is to be paid, or commence to be paid, in accordance with Section 5.2 below, either:

(a)     at Separation from Service whenever occurring, or

(b)    at a specified date not earlier than the date five years after the effective date of such Deferred Compensation Agreement.

In the absence of an affirmative election, the Participant shall be deemed to have elected payment upon Separation from Service.

5.2	Payment Rules.

(a)
Time of Payment. The Corporation shall pay or commence to pay the applicable portion of a Participant's Accounts under the Plan on or as soon as practicable following triggering event under Section 5.1 above (i.e., either Separation from Service or, if so specified, a specified date) entitling the Participant or his or her Beneficiaries to a distribution; provided, that a payment shall be made in all events not later than the end of the calendar year in which the triggering event occurs or, if later, the 15th day of the third month following the date on which the triggering event occurs.

(b)
Death. If a Participant should die before the specified distribution triggering event, his or her Accounts shall be paid in a single payment to his or her Beneficiaries as soon as practicable following the Participant's death, and in all events not later than the end of the calendar year in which the Participant dies or, if later, the 15th day of the third month following the date on which the Participant dies.

(c)
Disability. If a Participant becomes Disabled before the specified distribution date, his or her Accounts shall be paid in a single payment to the Participant as soon as practicable following the event of Disability, and in all events not later than the end of the calendar year in which the Participant becomes Disabled or, if later, the 15th day of the third month following the date on which the Participant becomes Disabled.

5.3	Amount and Form of Payment.

(a)
Amount of Payment. The amount payable to any Participant or Beneficiary shall be all or a portion of the balance of the Participant's Accounts to the extent subject to the applicable election, adjusted as described below in the case of installment payments.

(b)
Form of payment. Payment of all or a portion a Participant's Accounts shall be made in a single payment or in annual installments over a period of two to 10 years as elected by means of the respective Deferred Compensation Agreement. Where payment is to be made in installments, the amount of each installment shall be determined by dividing the total amount standing to the Participant's credit under each Account that is subject to the election immediately prior to the installment by the number of installments remaining to be paid. In the absence of an affirmative election, a Participant shall be deemed to have elected to receive a single payment.

(c)
Medium of payment. Deferrals of Compensation otherwise payable in cash, and related notional earnings, shall be paid in cash. Deferrals of Compensation otherwise payable in shares of Stock, together with notionally reinvested dividends, shall be paid by delivery of shares of Stock.

5.4
Changes to Distribution Elections. Subject to Section 5.5 below, a Participant may not change the form or payment commencement date for payment of his or her Accounts except in accordance with the following rules:

(a)
Change in commencement date. At any time prior to a date that is at least 12 months preceding the Plan Year in which an Account or portion thereof would otherwise have been paid (if payable in a single payment rather than in installments) or in which payment would have commenced (if payable in installments), a Participant may elect to defer the payment or payment commencement date to a specified date at least five years following the date on which the amount would otherwise be paid or commence to be paid.

(b)
Change in form of payment. A Participant who has elected (or is deemed to have elected) to receive his or her benefit in a single payment may instead elect installments, and a Participant who has elected installment payments may instead elect a single payment, provided in each case that the change is elected in accordance with the requirements of subsection (a) above.

(c)	Effectiveness of change. No change to an election as to the time or form of payment will take effect until at least 12 months after the date on which the election is made.

5.5
Special Rule for 2007 and 2008. Notwithstanding any provision herein to the contrary, the Plan Administrator may permit Participants or Beneficiaries with an Account under the Plan to elect a new form and time of distribution, not later than December 31, 2008, in a manner consistent with transition guidance under Section 409A, subject to such limitations and restrictions as the Plan Administrator may impose. Such an election made in 2007 may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007, and such an election made in 2008 may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

ARTICLE VI
ADMINISTRATION OF THE PLAN

6.1
Plan Administrator. Except as the Board may otherwise determine, the Plan Administrator shall be the Executive Vice President-Global Human Resources as from time to time in office, or his or her delegate. The Plan Administrator shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan. Such interpretations and decisions shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. No individual acting as Plan Administrator may determine his or her own rights or entitlements under the Plan, if any.

6.2
Outside Services. The Plan Administrator may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Plan Administrator may deem necessary or appropriate for the administration of the Plan. The Plan Administrator shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected in any action, determination, or omission made in good faith.

6.3
Indemnification. To the extent permitted by law and not prohibited by its charter or by-laws, the Corporation will indemnify and hold harmless every person who serves or who has served (directly or by delegation) as Plan Administrator and his or her estate if he or she is deceased from and against all claims, loss, damages, liability and reasonable costs and expenses incurred in carrying out his or her responsibilities as Plan Administrator, unless due to the gross negligence, bad faith or willful misconduct of such individual; provided, that counsel fees and amounts paid in settlement must be approved by the Corporation, and provided further that this Section 6.3 will not apply to any claims, loss, damages, liability or costs and expenses which are covered by a liability insurance policy maintained by the Corporation or by the individual. The provisions of the preceding sentence shall not apply to any corporate trustee, insurance company, investment manager or outside service provider (or to any employee of any of the foregoing) except as the Corporation specifies in writing.

ARTICLE VII
AMENDMENT AND TERMINATION

7.1	Amendment; Termination. By action of the Board, the Corporation reserves the absolute right at any time and from time to time to amend any or all provisions of the Plan or to terminate the Plan.

7.2
Effect of Amendment or Termination. No action under Section 7.1 shall operate to reduce the balance of a Participant's Accounts other than through a distribution to the Participant or his or her Beneficiaries. No Plan amendment or instrument of termination will accelerate or defer distributions under the Plan or otherwise alter the availability of elections or other rights under the Plan except as permitted by Section 409A and applicable guidance thereunder.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1	Source of Payments. All amounts payable hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Corporation.

8.2
No Warranties. The Corporation does not warrant or represent in any way that the value of a Participant's Accounts will increase or not decrease. Each Participant and his or her Beneficiaries assume all risk in connection with any change in such value.

8.3
Inalienability of Benefits. Except as required by law, no benefit under, or interest in, the Plan or any Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.

8.4	Expenses. The Corporation shall pay all costs and expenses incurred in operating and administering the Plan.

8.5	Headings. The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

8.6
Acceptance of Plan Terms. By executing a Deferred Compensation Agreement, a Participant agrees, for himself or herself and on behalf of his or her Beneficiaries, to abide by the terms of the Plan and the determinations of the Plan Administrator with respect thereto.

8.7
Section 409A. The Plan and all related instruments shall be construed and administered consistent with the objective that all deferrals and payments under the Plan will comply with the requirements of Section 409A. Notwithstanding the foregoing, deferrals of amounts earned and vested prior to January 1, 2005 (including any earnings thereon determined in accordance with Section 409A) shall be administered consistent with the objective that such deferrals will remain exempt from the requirements of Section 409A.

8.8
Construction. The Plan shall be construed, regulated, and administered in accordance with applicable federal laws and the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

FIRST AMENDMENT
TO THE
STATE STREET CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS

Pursuant to the provisions of Section 7.1 of the State Street Corporation Deferred Compensation Plan for Directors, January 1, 2008 Restatement (“the Plan”), State Street Corporation as plan sponsor hereby amends the Plan as follows effective January 1, 2013:

1. Section 3.3 is hereby amended in its entirety as follows:

“Compensation to be Deferred. A Director may elect to defer 0% or 100%, but no other or different portion or percentage, of each type of Compensation (i.e., Annual Stock Award, Meeting Fees, and Retainer Fees) which may become payable to him or her currently with respect to services as a Director during any Plan Year by entering into a Deferred Compensation Agreement with respect to 0% or 100%, as the case may be, of any such Compensation.”

2. Section 3.4(b) is hereby amended in its entirety as follows:

“Cash deferrals. All Accounts not described in Section 3.4(a) shall be adjusted for notional (hypothetical) investment experience as described in this Section 3.4(b). The Plan Administrator shall designate for purposes of the Plan one or more investment alternatives (each, a “tracking option”), including, if the Plan Administrator so determines, a tracking option that offers a return of notional interest. Each Participant shall have the opportunity to allocate Accounts not described in Section 3.4(a) and/or additional cash deferrals among the available tracking options. Amounts allocated under the Plan to a tracking option shall be treated as notionally invested in that tracking option. In the absence of an affirmative allocation by a Participant, the Plan Administrator may designate a default tracking option and treat the Accounts and/or deferrals (or such portions thereof as shall not have been affirmatively allocated) as being notionally invested in the default tracking option. The Plan Administrator shall periodically adjust Accounts to reflect increases or decreases attributable to these notional investments. Except as otherwise determined by the Plan Administrator and subject to such rules as the Plan Administrator may prescribe, a Participant may make notional investment changes at any time with respect to existing deferrals and/or future deferrals. The Plan Administrator may, at the direction of the Board, at any time and from time to time, eliminate or add tracking options or substitute a new for an existing tracking option, including with respect to balances already notionally invested under the Plan. The Corporation may, but need not, purchase securities or other investments with characteristics similar to the tracking options from time to time offered under the Plan, but any such securities or other investments shall remain part of the Corporation's general assets.”

3. Section 5.1(b) is hereby revised in its entirety as follows:

“at the earlier of (i) a specified date not earlier than the date five years after the effective date of such Deferred Compensation Agreement or (ii) Separation from Service.”

4. Section 5.1 is hereby further amended by adding the following sentence to the end of the last paragraph thereof:

“Notwithstanding anything in the Plan to the contrary, a Participant must make the same election for all Deferred Compensation Agreements entered into with respect to Compensation earned in the same Plan Year.

5. Section 5.3(b) is hereby amended in its entirety as follows:

“Form of payment. Except as specified in Sections 5.2(b) and 5.2(c), payment of all or a portion a Participant's Accounts shall be made in a single payment or in annual installments over a period of two to 5 years as elected by means of the respective Deferred Compensation Agreement. Where payment is to be made in installments, the amount of each installment shall be determined by dividing the total amount standing to the Participant's credit under each Account that is subject to the election immediately prior to the installment by the number of installments remaining to be paid. In the absence of an affirmative election, a Participant shall be deemed to have elected to receive a single payment. Notwithstanding anything in the Plan to the contrary, a Participant must make the same election for all Deferred Compensation Agreements entered into with respect to Compensation earned in the same Plan Year.”

IN WITNESS WHEREOF, State Street Corporation has caused this instrument to be executed by its duly authorized officer this 29th day of January, 2013.

STATE STREET CORPORATION

By:     _/s/ Todd Gershowitz_____________

Name:     _Todd Gershowitz_______________

Title:    _Senior Vice President____________